Exhibit 99.1

November 1, 2006

Re: Third Quarter 2006 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells L.P. Investor:

I’m pleased to send you an update of the third quarter activities of your limited partnership(s).

For your reference, the enclosed packet contains the following materials:

•	Partnership Account Details of all your account activity in the third quarter

•	Consolidated Partnership Distribution Summary of third quarter distributions and withholdings if the fund(s) in which you are invested are distributing funds this quarter*

•	Consolidated Distribution Check if the fund(s) in which you are invested are distributing funds this quarter*

•	Third Quarter 2006 L.P. Fact Sheet for each fund in which you are a limited partner

*	Investors in Wells Funds I, II, II-OW, IV, V, VI, VII, and VIII will receive a net sale proceeds (NSP) distribution this quarter, as announced in our August 15, 2006 letter.

The Consolidated Partnership Distribution Summary will include any operating distributions (quarterly amounts paid out of net cash flow from operations), NSP distributions (net proceeds from sales of properties), and withholdings deducted during the third quarter.

As in previous quarters, you won’t want to miss reading the fund fact sheet(s), which provide(s) a comprehensive overview of a fund’s portfolio, property activities, and current return. If you’d like to learn even more, we encourage you to read the third quarter Form 10-Q for your fund(s) at www.wellsref.com. Simply click on “Wells Limited Partnerships” on the main page to access the filing(s) for your fund(s). Please note that the third quarter Form 10-Qs will be available in mid-November.

We hope the enclosed materials are helpful to you, and we invite you to contact us at 800-557-4830 if you have any questions. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., or Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

As a valued Wells investor, you can continue to look to us to maintain a high standard of service, and we thank you for trusting us with your real estate investment needs.

Sincerely,

Leo F. Wells III
General Partner

Enclosures

cc: Financial Representative